Exhibit 10.14

ENERNOC, INC.

THIRD AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The Board of Directors of EnerNOC, Inc. (the “Company”) has approved the following policy which establishes compensation to be paid to non-employee directors of the Company, to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors. Each such director will receive as compensation for his or her services (i) an equity grant upon his or her initial appointment or election to the Board of Directors of the Company, (ii) an annual equity grant for his or her continued service on the Board of Directors and (iii) annual fees payable in cash and/or shares of the Company’s common stock, all as further set forth herein.

Applicable Persons

This Policy shall apply to each director of the Company who (a) is not an employee of the Company or any Affiliate, (b) is not associated with the Company’s principal stockholders, and (c) does not receive compensation as a consultant to the Company or any Affiliate unless such compensation is received solely for services provided as a member of the Scientific Advisory Board (each, an “Outside Director”). Affiliate shall mean a corporation which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

Equity Grant upon Initial Appointment or Election as a Director

Number of Shares

Each new Outside Director on or around the date of his or her initial appointment or election to the Board of Directors, shall be granted such number of restricted shares of the Company’s common stock, restricted stock units and/or a non-qualified stock option to purchase such number of shares of the Company’s common stock as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee) on the date of grant in accordance with the “value transfer” model, as further described in the “Compensation Discussion and Analysis” of the Company’s proxy statement for the 2011 annual meeting of stockholders.

Vesting Provision

The restricted shares, restricted stock units and/or options shall vest over a three-year period, at a rate of 8.33% per quarter.

Exercise Price and Term of Option

Each option granted shall have an exercise price per share equal to the Fair Market Value (as defined in the Company’s then applicable stockholder approved stock plan (the “Stock Plan”)) of the shares of common stock of the Company on the date of grant of the option, have a term of seven (7) years and shall be subject to the terms and conditions of the Stock Plan. Each such option grant shall be evidenced by the issuance of a non-qualified stock option agreement.

Effect on Stock or Unit Grants of Early Termination of Service

If an Outside Director:

a.	ceases to be a member of the Board of Directors for any reason other than death or disability, all restricted shares or restricted stock units that remain subject to forfeiture provisions shall be immediately forfeited to the Company; or

b.	ceases to be a member of the Board of Directors by reason of his or her death or disability, all restricted shares or restricted stock units that remain subject to forfeiture provisions shall be immediately forfeited to the Company; provided, however, that in the event such forfeiture provisions lapse periodically, such provisions shall lapse to the extent of a pro rata portion of the restricted shares or restricted stock units subject to such grant through the date of his or her death or disability as would have lapsed had he or she not died or become disabled.

Effect on Options of Early Termination of Service

If an Outside Director:

a.	ceases to be a member of the Board of Directors for any reason other than death or disability, any then vested and unexercised options granted to such Outside Director may be exercised by the director within a period of three (3) months after the date the director ceases to be a member of the Board of Directors and in no event later than the expiration date of the option; or

b.	ceases to be a member of the Board of Directors by reason of his or her death or disability, any then vested and unexercised options granted to such director may be exercised by the director (or by the director’s personal representative, or the director’s survivors) within a period of one (1) year after the date the director ceases to be a member of the Board of Directors and in no event later than the expiration date of the option.

Annual Equity Grant and Fees

Each Outside Director shall be compensated on an annual basis for providing services to the Company and will receive each year he or she is in office:

•	An equity award in the form of:

•

a fully vested stock award of the Company’s common stock as determined by the Compensation Committee on the date of grant in accordance with the “value transfer” model, as further described in the “Compensation Discussion and Analysis” of the Company’s proxy statement for the 2011 annual meeting of stockholders; and/or

•

a fully vested non-qualified stock option to purchase such number of shares of the Company’s common stock as determined by the Compensation Committee on the date of grant in accordance with the “value transfer” model, as further described in the “Compensation Discussion and Analysis” of the Company’s proxy statement for the 2011 annual meeting of stockholders. Each such stock option will terminate on the earlier of seven (7) years from the date of grant or three (3) months after the recipient ceases to serve as a director, except in the case of death or disability, in which event the option will terminate one (1) year from the date of the director’s death or disability. The exercise price per share of these options will be equal to the Fair Market Value of the shares of common stock of the Company on the date of grant of the option

•	a $30,000 annual retainer fee (the “Basic Retainer Fee”) paid in cash or shares of the Company’s common stock, at the election of the director, in advance; and

•

a cash fee of $1,000 for each board meeting attended in person and a cash fee of $500 for each board meeting attended by telephone or by other means of communication payable in arrears on a quarterly basis.

Board Committee and Lead Director Compensation

The (i) chairman and members of the Company’s audit, compensation, nominating and governance, and mergers and acquisition committees and (ii) the lead independent director will receive annual fees (the “Additional Retainer Fees” and collectively with the Basic Retainer Fee, the “Retainer Fees”) payable in cash or shares of the Company’s common stock, at the election of the director, in advance as follows:

	Chairman	Other Members
Audit committee:	$20,000	$10,000
Compensation committee:	$15,000	$7,500
Nominating and Governance committee:	$10,000	$5,000
Mergers and Acquisitions committee:	$10,000	$5,000

Lead Independent Director: $20,000

In the event that a director elects to receive all or a portion of the Retainer Fees in shares of the Company’s common stock, the grant date of such common stock shall be the third business day after the date on which the Company announces its financial results for the fourth quarter and fiscal year ended December 31 of each year.

Share Retention and Ownership Guidelines

In January 2013, the Compensation Committee approved the Share Retention and Ownership Guidelines for members of the Company’s Board of Directors. The Share Retention and Ownership Guidelines provide that within four years of the date the policy became effective, or within four years after becoming a director, each director shall own a minimum of 4x the Basic Retainer Fee. The ownership guideline for each director will be converted into a number of shares on the first day of each fiscal year based on the average closing price of a share of the Company’s stock for the previous fiscal year. The Compensation Committee is responsible for monitoring compliance with the Share Retention and Ownership Guidelines. Shares that count toward the ownership target include all shares directly or beneficially owned by the director, unvested restricted stock granted under the Stock Plan (restricted stock will be applied toward the ownership requirements based on the value of restricted stock after taking into account any required share withholding) and shares purchased on the open market.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Outside Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors, Committees thereof or in connection with other Board related business.

Amendments

The Board of Directors shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy.